Exhibit 10.6

SCHEDULE

to the

MASTER AGREEMENT

dated as of August 4, 2006 between

Deutsche Bank AG, New York Branch (“Party A”)

and

Capital One Auto Finance Trust 2006-B (“Party B”)

Reference is made to (i) that certain Indenture dated as of August 4, 2006 (the “Indenture”) among Party B as the Issuer thereunder and JPMorgan Chase Bank, N.A., as Indenture Trustee and (ii) that certain Interest Rate Swap Insurance Policy issued on August 4, 2006 (the “Swap Policy”) by MBIA Insurance Corporation (the “Insurer”), for the account of Party B, as principal, and for the benefit of Party A, as beneficiary. Capitalized terms used but not defined in this Agreement or this Schedule will have the meanings ascribed to them in the Indenture.

Part 1. Termination Provisions

(a)	“Specified Entity” means, with respect to Party A for all purposes of this Agreement, none specified, and with respect to Party B for all purposes of this Agreement, none specified.

(b)	“Specified Transaction” has its meaning as defined in Section 14 of this Agreement.

(c)	“Breach of Agreement,” “Misrepresentation” and “Default under Specified Transaction” do not apply to Party A or Party B.

(d)	“Cross Default” does not apply to Party A or Party B.

(e)	“Tax Event upon Merger” does not apply to Party A or Party B.

(f)	“Credit Event upon Merger” does not apply to Party A or Party B.

(g)	“Automatic Early Termination” does not apply to Party A or Party B.

(h)	Payments on Early Termination. “Market Quotation” and the “Second Method” apply.

(i)	“Termination Currency” means United States Dollars.

(j)	Limitation on Defaults by Party B. The Events of Default specified in Section 5 of this Agreement shall not apply to Party B except for the following:

(i)	Section 5(a)(i) of this Agreement (Failure to Pay or Deliver);

(ii)	Section 5(a)(iii) of this Agreement (Credit Support Default) provided, that only with respect to the Indenture, an Event of Default (as defined in the Agreement) for purposes hereof shall be limited to an Event of Default (as defined in the Indenture) specified in Sections 5.1(a), (b) or (e) of the Indenture; and

(iii)	Section 5(a)(vii) of this Agreement (Bankruptcy), provided that with respect to Party B clause (2) thereof shall not apply; clause (4) excludes actions taken by Party A or its Affiliates; the words “seeks a”, “trustee, custodian” are deleted from clause (6); clause (7) thereof shall not apply and at the end of clause (8) the following language is added at the end “to the extent (1) – (7) apply”.

(k)	Additional Termination Events.

(i)	The occurrence of any of the following events shall be an Additional Termination Event:

(A)	Party A fails to comply with Part 6(s), (t) or (y)(ii) of this Agreement;

(B)	Party B fails to comply with subparagraph (f)(i) of Part 6 of this Agreement; any redemption, acceleration, auction, clean-up call or other prepayment in full, but not in part, of the Notes outstanding occurs under the Indenture (or any notice is given to that effect and such redemption is not capable of being rescinded); any Event of Default occurs under Sections 5.1(a), (b) or (e) of the Indenture (or any notice is given by the Indenture Trustee to that effect) and the Indenture Trustee and/or the Noteholders thereunder take any action or exercise any rights or remedies under the Indenture or under law that would result in (1) the appropriation of any right, title and interest in and to the Collateral under the Indenture in satisfaction, in whole or in part, of the obligations secured thereby, but only to the extent that such appropriation has an adverse effect on Party A, (2) the sale, liquidation or disposition of the Collateral under the Indenture and the application of the proceeds thereof, in whole or in part, to the obligations secured thereby, or (3) the release of the security interest in the Collateral granted under the Indenture in exchange for receiving either the payment, in whole or in part, of the obligations secured thereby;

(C)	The Insurer fails, at any time during the term of this Agreement, to have (a) a claims paying ability rating of at least “A-” or higher from S&P, (b) a financial strength rating of at least “A3” or higher from Moody’s or (c) a financial strength rating of at least “A-” or higher from Fitch and either (x) an Event of Default under this Agreement has occurred and is continuing with respect to which Party B is the Defaulting Party or (y) a Termination Event has occurred and is continuing with respect to which Party B is the Affected Party.

(D)	The long term senior unsecured debt, deposit or letter of credit obligation ratings of Party A are withdrawn, suspended or assigned a rating at or below “BBB+” by S&P, “Baa1” by Moody’s or “BBB+” by Fitch.

(E)	The Insurer fails to meet its payment obligations under the Swap Policy and such failure is continuing under the Swap Policy.

(ii)	For purposes of the right to terminate under Section 6(b)(iv) of the Agreement pursuant to any Additional Termination Event set forth above, Party A will be the sole Affected Party for any Additional Termination Event described in clause (A) or (D) and Party B will be the sole Affected Party for any other Additional Termination Event. In each case, all Transactions shall be Affected Transactions.

(iii)	Notwithstanding anything to the contrary in Section 6 of this Agreement, if either an Event of Default or Termination Event has occurred and is continuing, (other than with respect to Section 5(b)(i) or an Additional Termination Event described in Part 1(k)(i)(C) or (E) or in Part 1(k)(i)(A) as a result of the failure of Party A to comply with Part 6(y)(ii) of this Agreement), neither Party A nor Party B shall have the right to designate an Early Termination Date unless either (a) the Insurer has failed to pay any payment due to Party A under the terms and conditions of the Swap Policy or (b) the Insurer has consented in advance to such designation in writing and any purported designation in violation of this provision will, at the election of the Insurer, be void and of no effect.

(iv)	At any time after the occurrence of an Event of Default for which Party B is the Defaulting Party, the Insurer (so long as it has not failed to pay any payment due to Party A under the terms and conditions of the Swap Policy) shall have the right (but not the obligation) to direct Party A to designate an Early Termination Date. For purposes of the foregoing sentence, an Event of Default for which Party B is the Defaulting Party shall be considered to be continuing notwithstanding any payments made by the Insurer pursuant to the Swap Policy. Each of Party A and Party B acknowledges that, except as the Swap Policy may be otherwise endorsed, unless the Insurer directs Party A to designate an Early Termination Date (as opposed to merely consenting to such designation by one of the parties) payments due from Party B because an Early Termination Date has been designated will not be insured.

(v)	Rating Agency means each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (so long as any Notes deemed outstanding under the Indenture are rated by S&P) and Moody’s Investors Service, Inc. (“Moody’s”) (so long as any Notes deemed outstanding under the Indenture are rated by Moody’s) and Fitch, Inc. (“Fitch”) (so long as any Notes deemed outstanding under the Indenture are rated by Fitch).

Part 2. Tax Provisions

(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, each party makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Sections 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.

In making this representation, a party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement:

(i)	Party A makes the following representation:

It is a “foreign person” within the meaning of the applicable U.S. Treasury Regulations concerning information reporting and backup withholding tax (as in effect on January 1, 2001), unless Party A provides written notice to Party B that it is no longer a foreign person. In respect of each Transaction it enters into through an office or discretionary agent in the United States or which otherwise is allocated for United States federal income tax purposes to such United States trade or business, each payment received or to be received by it under such Transaction will be effectively connected with its conduct of a trade or business in the United States.

(ii)	Party B makes the following representations:

(A)	It is a statutory trust organized or formed under the laws of the State of Delaware.

(B)	Party B makes no other Payee Tax Representations.

(c)	Tax Forms.

(i)	Delivery of Tax Forms. For the purpose of Section 4(a)(i) of this Agreement, and without limiting Section 4(a)(iii) of this Agreement, Party B agrees to duly complete, execute and deliver to Party A the tax forms specified below (A) with respect to it before the first Payment Date under this Agreement, (B) promptly upon reasonable demand by the other party and (C) promptly upon learning that any such form previously provided by the party has become obsolete or incorrect.

In addition, in the case of any tax form that is a Periodic Tax Form required to be delivered by Party B under this Agreement, Party B agrees to renew such tax form prior to its expiration by completing, executing and delivering to Party A that tax form (“Renewal Tax Form”) in each succeeding third year following the year of execution of any such tax form or Renewal Tax Form delivered by Party B to Party A under this Agreement so that Party A receives each Renewal Tax Form not later than December 31 of the relevant year. “Periodic Tax Form” means any IRS Form W-8BEN, W-8IMY or W-8EXP that is delivered by Party B to Party A without a U.S. Taxpayer Identification Number.

(ii)	Tax Forms to be Delivered by Party A:

A correct, complete and duly executed Form W-8ECI.

(iii)	Tax forms to be Delivered by Party B:

Party B will deliver a correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. federal back-up withholding tax on payments to Party B under this Agreement.

Part 3. Documents

(a)	Delivery of Documents. When it delivers this Agreement, each party shall also deliver its Closing Documents to the other party and the Insurer in form and substance reasonably satisfactory to the other party and the Insurer. Except for the opinions of each party’s counsel, the representation set forth in Section 3(d) shall apply to each party’s Closing Documents. For each Transaction, a party shall deliver, promptly upon request, a duly executed incumbency certificate for the person(s) executing the Confirmation for that Transaction on behalf of that party.

(b)	Closing Documents.

(i)	For Party A, “Closing Documents” means:

(A)	an opinion of Party A’s counsel addressed to Party B and the Insurer in form and substance reasonably acceptable to Party B and the Insurer; and

(B)	a duly executed incumbency certificate for each person executing this Agreement for Party A, or in lieu thereof, a copy of the relevant pages of its official signature book.

(ii)	For Party B, “Closing Documents” means:

(A)	an opinion of (i) Party B’s counsel addressed to Party A and the Insurer in form and substance reasonably acceptable to Party A and the Insurer; and (ii) counsel to the Insurer addressed to Party A and Party B in form and substance reasonably acceptable to Party A and Party B;

(B)	a duly executed copy of the Amended and Restated Trust Agreement for Party B;

(C)	a duly executed certificate of the secretary or assistant secretary of the Owner Trustee of Party B certifying the name and true signature of each person authorized to execute this Agreement and enter into Transactions for Party B;

(D)	a duly executed copy of the Indenture; and

(E)	a duly executed copy of the Swap Policy.

Part 4. Miscellaneous

(a)	Addresses for Notices. For purposes of Section 12(a) of this Agreement, unless otherwise specified in the relevant Confirmation, all notices to a party shall, with respect to any particular Transaction, be sent to its address or facsimile number specified below.

To Party A:

All notices to Party A under Sections 5 or 6 of the Agreement (other than notices under Section 5(a)(i)) shall be sent to:

Deutsche Bank AG, Head Office

Taunusanlage 12

60262 Frankfurt

GERMANY

Attention: Legal Department

Fax No: 4969910 36097

Telex No: 411836 or 416731 or 41233

Answerback: DBF-D

All notices to Party A shall be sent directly to the office through which Party A is acting for the relevant Transaction, using the address and contact particulars specified in the Confirmation of that Transaction or otherwise notified.

With a copy to the Insurer at the following address:

MBIA Insurance Corporation

113 King Street

Armonk, NY 10504

Attention: IPM-Structured

Telephone: (914) 273-4545

Facsimile: (914) 765-3810

To Party B:

Capital One Auto Finance Trust 2006-B

c/o Wilmington Trust Company, as Owner Trustee

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-0001

Attention: Jeanne Oller

Telephone: (302) 636-6188

Facsimile: (302) 636-4140

With a copy to:

Capital One Auto Finance, Inc.

1680 Capital One Drive

McLean, Virginia 22102

Attention: Director of Securitization

Telephone: (703) 720-1000

Facsimile: (703) 720-2121

With a copy to the Insurer at the following address:

MBIA Insurance Corporation

113 King Street

Armonk, NY 10504

Attention: Insured Portfolio Management Structured Finance

Telecopy No.: (914) 765-3110

Process Agent. Not applicable.

(b)	Offices. Section 10(a) applies.

(c)	Multibranch Party. Party A is not a Multibranch Party. Party B is not a Multibranch Party.

(d)	“Calculation Agent” means Party A.

(e)	Credit Support Document. Details of any Credit Support Document:

(i)	For Party A, initially, not applicable; provided, however, that in the case of the reduction of Party A’s rating pursuant to Part 6(s) or (t) of this Schedule, the 1994 ISDA Credit Support Annex (New York Law) and paragraph 13 thereto if Party A is required or elects to post collateral to Party B or other credit support document, if any, contemplated by Part 6(s) or (t) of this Schedule.

(ii)	For Party B, the following is a Credit Support Document: the Indenture.

(f)	Credit Support Provider.

(i)	For Party A, Credit Support Provider means: Initially, not applicable; provided, however, that in the case of the reduction of Party A’s rating pursuant to Part 6(s) or (t) of this Schedule, the Credit Support Provider that is party to the Credit Support Document, if any, contemplated by Part 6(s) or (t) of this Schedule.

(ii)	For Party B, Credit Support Provider means: Not Applicable.

(g)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of laws doctrine except Section 5-1401 and Section 5-1402 of the New York General Obligation Law).

(h)	Waiver of Jury Trial. To the extent permitted by applicable law, each party irrevocably waives any and all right to trial by jury in any legal proceeding in connection with this Agreement, any Credit Support Document to which it is a party, or any Transaction. Each party also acknowledges that this waiver is a material inducement to the other party’s entering into this Agreement and each Transaction hereunder.

(i)	Netting of Payments. Section 2(c)(ii) of this Agreement will apply.

(j)	“Affiliate” has its meaning as defined in Section 14 of this Agreement. The Insurer shall not be considered an Affiliate of Party B.

Part 5. Other Provisions

(a)	ISDA Publications.

(i)	2000 ISDA Definitions. This Agreement and each Transaction are subject to the 2000 ISDA Definitions (including its Annex) published by the International Swaps and Derivatives Association, Inc. (together, the “2000 ISDA Definitions”) and will be governed by the provisions of the 2000 ISDA Definitions without regard to any further amendment to the 2000 ISDA Definitions subsequent to the date hereof. The provisions of the 2000 ISDA Definitions are incorporated by reference in, and shall form part of, this Agreement and each Confirmation. Any reference to a “Swap Transaction” in the 2000 ISDA Definitions is deemed to be a reference to a “Transaction” for purposes of this Agreement or any Confirmation, and any reference to a Transaction in this Agreement or any Confirmation is deemed to be a reference to a Swap Transaction for purposes of the 2000 ISDA Definitions. The provisions of this Agreement (exclusive of the 2000 ISDA Definitions) shall prevail in the event of any conflict between such provisions and the 2000 ISDA Definitions.

(b)	Additional Representations. Section 3 is amended by adding the following Sections 3(g), (h), (i), (j) and (k):

“(g) No Agency. It is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction, and any other documentation relating to this Agreement or any Transaction, as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(h) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Agreement and that Transaction and as to whether the Agreement and that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Agreement and that Transaction; it being understood that information and explanations related to the terms and conditions of the Agreement and a Transaction shall not be considered investment advice or a recommendation to enter into the Agreement and that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the Agreement and that Transaction.

(i) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(j) Status. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(k) Eligibility. It is an “eligible contract participant” within the meaning of Section 1(a)(12) of the Commodity Exchange Act (as amended, including as amended by the Commodity Futures Modernization Act of 2000).

(c)	Confirmation Procedures. Each party acknowledges and agrees that the two Confirmations executed as of the date hereof and designated as Party A Reference Nos. N497676N and N497679N shall be the only Transactions governed by this Agreement (it being understood that, in the event such Confirmations shall be amended (in any respect), such amendment shall not constitute (for purposes of this paragraph) a separate Transaction or a separate Confirmation). Party A and Party B shall not enter into any additional Confirmations or Transactions hereunder.

Part 6. Additional Terms Relating to the Indenture

(a)	Permitted Transfers.

Notwithstanding Section 6(b)(ii) or Section 7 of this Agreement, no Transaction may be assigned by Party A or Party B unless such party, as assignor, satisfies the Rating Agency Condition and Party A or Party B, as appropriate, as assignor, obtains the prior written consent of the Insurer (such consent not to be unreasonably withheld).

(b)	Permitted Security Interest. For purposes of Section 7 of this Agreement, Party A hereby consents to the Permitted Security Interest, subject to the provisions of paragraph (c) below.

“Permitted Security Interest” means the pledge and assignment by Party B of the Swap Collateral to the Indenture Trustee pursuant to the Indenture, and the granting to the Indenture Trustee of a security interest in the Swap Collateral pursuant to the Indenture.

“Swap Collateral” means all right, title and interest of Party B in this Agreement, each Transaction hereunder, and all present and future amounts payable by Party A to Party B under or in connection with this Agreement or any Transaction governed by this Agreement, including, without limitation, any transfer or termination of any such Transaction.

“Indenture Trustee” means JPMorgan Chase Bank, N.A., or any successor, acting as Indenture Trustee pursuant to the Indenture.

(c)	Effect of Permitted Security Interest.

(i)	Notwithstanding the Permitted Security Interest, Party B shall not be released from any of its obligations under this Agreement or any Transaction, and Party A may exercise its rights and remedies under this Agreement without notice to, or the consent of, the Indenture Trustee or any Noteholder, except as otherwise expressly provided in this Agreement (including any rights expressly granted to the Insurer, which shall not be affected by this Part 6(c)(i)).

(ii)	Party A’s consent to the Permitted Security Interest is expressly limited to the Indenture Trustee for the benefit of the secured parties under the Indenture, and Party A does not consent to the sale or transfer by the Indenture Trustee of the Swap Collateral to any other person or entity (other than a successor to the Indenture Trustee under the Indenture acting in that capacity), and the manner in which the Indenture Trustee may realize upon the Swap Collateral shall be (subject to the Insurer’s rights under this Agreement and the Indenture) to declare an Additional Termination Event and designate an Early Termination Date by notice given to Party A pursuant to the Additional Termination Event provisions of this Schedule.

(iii)	Party B hereby acknowledges that, as a result of the Permitted Security Interest, all of its rights under this Agreement, including any Transaction, have (subject to the Insurer’s rights hereunder) been assigned to the Indenture Trustee pursuant to the Indenture and notwithstanding any other provision in this Agreement, Party B may not take any action hereunder to exercise any of such rights without the prior written consent of the Insurer, including, without limitation, providing any notice under this Agreement the effect of which would be to cause an Early Termination Date to occur or be deemed to occur. If Party B gives any notice to Party A for the purposes of exercising any of Party B’s rights under this Agreement, Party A shall have the option of treating that notice as void unless that notice is signed by the Insurer acknowledging its consent to the provisions of that notice. Nothing herein shall be construed as requiring the consent of the Indenture Trustee, the Insurer or any Noteholder for the performance by Party B of any of its obligations hereunder.

(iv)	Except as expressly provided in this Agreement for any Permitted Transfer, Event of Default, Termination Event or Additional Termination Event, Party A and Party B may not enter into any agreement to dispose of any Transaction, whether in the form of a termination, unwind, transfer or otherwise without the prior written consent of the Indenture Trustee and the Insurer (which consent shall not be unreasonably withheld).

(v)	Except as expressly provided in this Agreement, no amendment, modification, or waiver in respect of this Agreement will be effective unless (A) evidenced by a writing executed by each party hereto, and (B) each of the Indenture Trustee and the Insurer has acknowledged its consent thereto in writing (which consent shall not be unreasonably withheld) and each Rating Agency confirms that the amendment, modification or waiver will not cause the reduction or withdrawal of its then current rating on any Notes under the Indenture (without regard to the presence of the Note Policy).

(d)	Payments. All payments to Party B under this Agreement or any Transaction shall be made to the Indenture Trustee.

(e)	Set-off. Party A and Party B hereby waive any and all right of set-off with respect to any amounts due under this Agreement or any Transaction, provided that nothing herein shall be construed to waive or otherwise limit the netting provisions contained in Sections 2(c) and 6(e) of this Agreement.

(f)	Indenture.

(i)	Party B hereby acknowledges that Party A is a secured party under the Indenture with respect to this Agreement, and Party B agrees for the benefit of Party A that no Transaction Document will be amended by Party B or any Affiliate of Party B without the prior consent of Party A to the extent that such consent is required under such Transaction Document.

(ii)	On the date Party B executes and delivers this Agreement and the Transaction, Party B hereby represents and warrants to Party A: that the Indenture is in full force and effect; that Party B is not party to any separate agreement with any of the parties to the Indenture (or with any other person or entity) that would have the effect of diminishing or impairing the rights, interests or benefits that have been granted to Party A under, and which are expressly set forth in, the Indenture; that Party B’s obligations under this Agreement are secured under the Indenture; that this Agreement constitutes an Interest Rate Swap Agreement under the Indenture; that each Transaction entered into under this Agreement is an Interest Rate Swap

Agreement under the Indenture; that Party A constitutes a Swap Counterparty under the Indenture; that nothing herein violates or conflicts with any of the provisions of the Indenture or any other documents executed in connection therewith.

(g)	Consent to Notice & Communications. Party B hereby consents to the giving to the Indenture Trustee and the Insurer of notice by Party A of Party A’s address and telecopy and telephone numbers for all purposes of the Indenture, and in addition, Party A shall also be entitled at any time to provide the Indenture Trustee and the Insurer with copies of this Agreement, including all Confirmations. In addition, Party A shall not be precluded from communicating with the Indenture Trustee, the Insurer or any party to, or any third party beneficiary under, the Indenture or the Sale and Servicing Agreement for the purpose of exercising, enforcing or protecting any of Party A’s rights or remedies under this Agreement or any rights, interests or benefits granted to Party A under the Indenture, the Sale and Servicing Agreement or the Swap Policy.

(h)	No Bankruptcy Petition. Party A agrees that, prior to the date which is at least one year and one day after the Notes have been paid in full, it will not institute against, or join any other person or entity in instituting against or cause any party to institute against, Party B any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under federal or state bankruptcy or similar laws, provided that nothing herein shall preclude, or be deemed to estop, Party A from taking any action in any case or proceeding voluntarily filed or commenced by or on behalf of Party B or in any involuntary case or proceeding after it has commenced. This Part 6(h) shall survive termination of this Agreement.

(i)	Limitation of Liability. Notwithstanding anything contained herein to the contrary, in executing this Agreement (including the Schedule, Credit Support Annex, if applicable, and each Confirmation) on behalf of Party B, Wilmington Trust Company (the “Owner Trustee”) is acting solely in its capacity as owner trustee of Party B and not in its individual capacity, and in no event shall Wilmington Trust Company, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of Party B hereunder, for which recourse shall be had solely to the assets of Party B, except in the event of its fraud, breach of trust or willful misconduct.

(j)	Party A’s Rights Solely Against Collateral. The liability of Party B to Party A hereunder is limited in recourse to the Collateral and the other assets and to the extent that the proceeds of the Collateral and other assets, when applied in accordance with the priority of payments set forth in Section 5.4(b) of the Indenture and the other applicable provisions of the Indenture or Section 4.4 of the Sale and Servicing Agreement, as applicable, are insufficient to meet the obligations of Party B hereunder in full, Party B shall have no further liability in respect of any such outstanding obligations. It is understood that the foregoing provisions shall not (i) prevent recourse to the Collateral and the other assets for the sums due or to become due under any security, instrument or agreement which is part of the Collateral and the other assets (subject to the priority of payments set forth in the Indenture) or (ii) constitute a waiver, release or discharge of any obligation of Party B arising under this Agreement until the Collateral and the other assets have been realized and the proceeds applied in accordance with the Indenture.

(k)	Third-party Beneficiary. Each of Party A and Party B hereby acknowledges and agrees that the Insurer shall be an express third-party beneficiary (and not merely an incidental third-party beneficiary) of this Agreement and the obligations of each party under any Transaction, and as such, entitled to enforce the provisions hereof and otherwise shall be afforded all remedies available hereunder or by law against the parties hereto to redress any damage or loss incurred by the Insurer including, but not limited to, reasonable fees (including reasonable attorneys fees), costs and expenses incurred by the Insurer which are related to, or resulting from a breach by such party of its obligations hereunder.

(l)	Policy Coverage. Each of Party A and Party B acknowledges and agrees that the Insurer’s obligations with respect to the Transactions shall be limited to the terms of the Swap Policy. Notwithstanding Section 2(e) or any other provision of this Agreement, the Insurer shall not have any obligation to pay interest on any amount payable by Party B under this Agreement.

(m)	Subrogation. Each of Party A and Party B hereby acknowledges that, to the extent of payments made by the Insurer to Party A under the Swap Policy, the Insurer shall be fully subrogated to the rights of Party A against Party B under the Transaction to which such payments relate, including, but not limited to, the right to receive payment from Party B and the enforcement of any remedies against Party B. Party A hereby agrees to assign to the Insurer its right to receive payment from Party B under any Transaction to the extent of any payment thereunder by the Insurer to Party A. Party B hereby acknowledges and consents to the assignment by Party A to the Insurer of any rights and remedies that Party A has under any Transaction or any other document executed in connection herewith.

(n)	No Suspension of Payments. Notwithstanding Section 2(a)(iii) of this Agreement or Paragraph 4(a) of the Credit Support Annex, if applicable, Party A shall not suspend any payments due under a Transaction or the transfer of Eligible Credit Support under the Credit Support Annex, if applicable, unless the Insurer is in default in respect of any payment obligation under the Swap Policy.

(o)	Representations and Agreements. Each party agrees that each of its representations and agreements in this Agreement is expressly made to and for the benefit of each other and the Insurer.

(p)	Expenses. Party B agrees to reimburse the Insurer immediately and unconditionally upon demand for all reasonable expenses incurred by the Insurer in connection with the issuance of the Swap Policy and the enforcement by the Insurer of Party B’s obligations under this Agreement and any other documents executed in connection with the execution and delivery of this Agreement, including, but not limited to, fees (including professional fees), costs and expenses incurred by the Insurer which are related to or resulting from any breach by Party B of its obligations hereunder.

(q)	Amendments/Waivers. Section 9(b) of the Agreement is hereby amended by (A) adding the words “or any Credit Support Document” after the word “Agreement” in the second line thereof and (B) adding the phrase “and the Insurer” following the words “parties” in the third line thereof.

(r)	Notices. A copy of each notice or other communication between the parties with respect to this Agreement must be sent at the same time to the Insurer.

(s)	Downgrade Event. In the event (i) S&P assigns (x) a long-term senior unsecured debt rating lower than “A” to Party A (or lower than “A+”, if Party A does not have a short-term debt rating), or (y) a short-term senior unsecured debt rating lower than “A-1” to Party A, (ii) Moody’s assigns (x) a long-term senior unsecured debt rating equal to or lower than “Baa1” to Party A (or equal to or lower than “A3”, if Party A does not have a short-term debt rating) or (y) a short-term senior unsecured debt rating equal to or lower than “Prime-2” to Party A, (iii) Fitch assigns (x) a long-term senior unsecured debt rating lower than “A” to Party A, or (y) a short-term senior unsecured debt rating lower than “F1” to Party A, or (iv) either S&P, Moody’s or Fitch ceases to assign a short-term rating to Party A (each such event, a “Party A Rating Downgrade”), Party A shall promptly, but in no event later than two (2) Local Business Days following the date of such Party A Rating Downgrade, give Party B, the Insurer, and the Indenture Trustee written notice of the occurrence of such Party A Rating Downgrade (provided, however, that the failure to give such notice shall not be an Event of Default or a Termination Event under this Agreement) and use reasonable efforts to find a replacement counterparty that satisfies the Rating Agency Condition. Party A shall continue to perform its obligations and use reasonable efforts to find a replacement counterparty until a suitable substitute is in place. Not later than thirty (30) Local Business Days after such Party A Rating Downgrade, if Party A has not transferred its obligations to a replacement counterparty in accordance with the foregoing provisions, Party A shall either (i) obtain (at Party A’s expense) an unconditional guarantee or other similar assurance in respect of Party A’s obligations under this Agreement from a guarantor where both the guarantee and guarantor satisfy the Rating Agency Condition and are acceptable to Party B, the Insurer and the Indenture Trustee; or (ii) delivers a 1994 ISDA Credit Support Annex providing for transfer of Eligible Collateral in an amount, of the type and under terms which shall be acceptable to the Insurer and as are necessary to satisfy the Rating Agency Condition. In the event Party A complies with the requirements set forth in the preceding sentence and the Party A Rating Downgrade relates only to an action taken by S&P, Party A shall not be required to find a replacement counterparty until the time at which S&P assigns a long-term senior unsecured debt rating lower than “BBB-” to Party A, at which time Party A must immediately find a replacement counterparty that satisfies the Rating Agency Condition. The cost of finding and putting into place a replacement counterparty shall be borne by Party A. For the avoidance of doubt, both parties agree that Party A shall only be required to post collateral pursuant to the terms of a Credit Support Annex for the period (the “Collateral Requirement Period”) commencing at the times specified above until a replacement is in place. Once the Collateral Requirement Period has ended, Party B shall return any such Eligible Collateral to Party A promptly and to the extent such Eligible Collateral has not already been applied in accordance with this Agreement or such Credit Support Annex.

In the event of an Early Termination Date in respect of a Party A Rating Downgrade pursuant to Part 1(k)(i)(A) and the entering into by Party B of alternative swap arrangements, Party A shall pay all reasonable out-of-pocket expenses, including legal fees and stamp taxes, relating to the entering into of such alternative swap arrangements.

(t)	Moody’s Creditwatch Event. In the event Moody’s assigns (x) a long-term senior unsecured debt rating at or below “A2 On Watch for Downgrade” to Party A (or at or below “A1 on watch for Downgrade,” if Party A does not have a short-term debt rating), or (y) a short-term senior unsecured debt rating at or below “P-1 On Watch for Downgrade” to Party A (either such event, a “Party A Creditwatch Event”), Party A shall promptly, but in no event later than two (2) Local Business Days following the date of such Party A Creditwatch Event, give Party B, the Insurer and the Indenture Trustee written notice of the occurrence of such Party A Creditwatch Event (provided, however, that the failure to give such notice shall not be an Event of Default or a Termination Event under this Agreement). In addition, Party A shall promptly, but not later than thirty (30) Local Business Days after the occurrence of such Party A Creditwatch Event, either (i) obtain (at Party A’s expense) an unconditional guarantee or other similar assurance in respect of Party A’s obligations under this Agreement from a guarantor where both the guarantee and guarantor satisfy the Rating Agency Condition and are acceptable to Party B, the Insurer and the Indenture Trustee; or (ii) delivers a 1994 ISDA Credit Support Annex providing for transfer of Eligible Collateral in an amount, of the type and under terms which shall be acceptable to the Insurer and as are necessary to satisfy the Rating Agency Condition. Once a Party A Creditwatch Event ceases to exist, Party B shall return any such Eligible Collateral to Party A as soon as reasonably practicable and to the extent such Eligible Collateral has not already been applied in accordance with this Agreement or such Credit Support Annex.

In the event of an Early Termination Date in respect of a Party A Creditwatch Event pursuant to Part 1(k)(i)(A) and the entering into by Party B of alternative swap arrangements, Party A shall pay all reasonable out-of-pocket expenses, including legal fees and stamp taxes, relating to the entering into of such alternative swap arrangements.

(u)	Consent to Recording. Each party consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between marketing and trading personnel of the parties, waives any further notice of such monitoring or recording and agrees promptly to provide the other party a copy of such recordings upon request.

(v)	FDIC Requirements. At all times during the term of this Agreement, such party will continuously include and maintain as part of its official written books and records this Agreement, this Schedule and all other exhibits, supplements, and attachments hereto and documents incorporated by reference herein, all Confirmations, and evidence of all necessary authorizations.

(w)	Reference Market Makers. The definition of “Reference Market Makers” set forth in Section 14 of the Agreement shall be amended in its entirety to read as follows: “Reference Market Makers” means four (4) leading dealers in the relevant swap market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among dealers having an office in the same city. The rating classification assigned to any outstanding long term senior debt securities issued by such dealers shall be at least (1) “Aa3” or higher as determined by Moody’s (2) “AA-” or higher as determined by S&P or (3) an equivalent investment grade rating determined by a nationally recognized rating service acceptable to both parties, provided, however, that, in any case, if Market Quotations cannot be determined by four (4) such dealers, the party making the determination of the Market Quotation may designate, with the consent of the other party and the Insurer, one (1) or more leading dealers whose long term senior debt bears a lower investment grade rating.

(x)	USA PATRIOT Act Notice. Party A hereby notifies Party B that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party A to identify Party B in accordance with the Act.

(y)	Compliance with Regulation AB.

(i)	Party A has been advised by Party B that Capital One Auto Receivables, LLC (the “Seller”) and Party B are required under Regulation AB under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (“Regulation AB”), to disclose certain information regarding Party A. Such information may include financial information to the extent required under Item 1115 of Regulation AB.

(ii)	If required, upon written request, Party A shall provide to Party B or the Seller the applicable financial information described under Item 1115(b) of Regulation AB (the “Reg AB Financial Information”) within ten (10) Business Days of receipt of a written request for such Reg AB Financial Information by the Seller or Party B (the “Response Period”), so long as the Seller or Party B has reasonably determined, in good faith, that such information is required under Regulation AB. In the event that Party A does not provide any such Reg AB Financial Information by the end of the related Response Period, Party A shall promptly, but in no event later than ten (10) Local Business Days following the end of such Response Period, find a replacement counterparty that (A) has the ability to provide its applicable Reg AB Financial Information, (B) satisfies the Rating Agency Condition, (C) is acceptable to Party B and the Insurer and (D) enters into an agreement with Party B substantially in the form of this Agreement (such replacement counterparty, a “Reg AB Approved Entity”). Party A shall continue to perform its obligations and use reasonable efforts to find a Reg AB Approved Entity until a suitable substitute is in place. The cost of finding and transferring its rights and obligations to a Reg AB Approved Entity shall be borne by Party A.

The failure of Party A to comply with its obligation to find a replacement counterparty as described in the preceding paragraph will result in an Additional

Termination Event under Part 1(k)(i)(A) of this Agreement. In the event of an Early Termination Date in respect of the foregoing Additional Termination Event and the entering into by Party B of alternative swap arrangements, Party A shall pay all reasonable out-of-pocket expenses, including legal fees and stamp taxes, relating to the entering into of such alternative swap arrangements.

(iii)	If Party B or the Seller request (in writing) the Reg AB Financial Information from Party A, then the Seller or Party B will promptly (and in any event within one (1) Business Day of the date of the request for the Reg AB Financial Information) provide Party A with a written explanation of how the significance percentage was calculated.

(iv)	Party A represents and warrants that the statements appearing in the Preliminary Prospectus Supplement, dated July 25, 2006, or in the Prospectus Supplement, dated July 27, 2006, each relating to Capital One Auto Finance Trust 2006-B under the headings “Summary of Terms – The Parties – Swap Counterparty” and “The Swap Counterparty” (the “Prospectus Information”) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(v)	Party A shall indemnify and hold harmless Party B, the Seller, their respective directors or officers and any person controlling Party B or the Seller, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Information or in any Reg AB Financial Information that Party A provides to Party B or the Seller pursuant to this Part 6(y) (the “Party A Information”) or caused by any omission or alleged omission to state in the Party A Information a material fact required to be stated therein or necessary to make the statements therein not misleading.

(vi)	Promptly after the indemnified party under Part 6(y)(v) receives notice of the commencement of any such action, the indemnified party will, if a claim in respect thereof is to be made pursuant to Part 6(y)(v), promptly notify the indemnifying party in writing of the commencement thereof. In case any such action is brought against the indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for such indemnified party to employ separate counsel, (ii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding. No indemnified party will settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized signatories as of the date hereof.

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Stephen Kessler
Name:	Stephen Kessler
Title:	Director

By:	/s/ Kathleen Yohe
Name:	Kathleen Yohe
Title:	Vice President

CAPITAL ONE AUTO FINANCE TRUST 2006-B

By:	WILMINGTON TRUST COMPANY, not in its individual
capacity but solely in its capacity as Owner Trustee

By:	/s/ W. Chris Sponenberg
Name:	W. Chris Sponenberg
Title:	Vice President

S-1	Swap Schedule (COAFT 2006-B)